                                                                    EXHIBIT 3.01

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         OCEANEERING INTERNATIONAL, INC.

                  Oceaneering International, Inc. (the "corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), hereby adopts this Restated Certificate of Incorporation, which accurately restates and integrates the provisions of the existing Certificate of Incorporation of the corporation as heretofore amended (as so amended, the "Certificate of Incorporation") and does hereby further certify that:

                  1. The name of the corporation is Oceaneering International, Inc. The original certificate of incorporation of the corporation was filed with the Secretary of State of the State of Delaware on June 20, 1969 under the name Oceaneering International, Inc.

                  2. The board of directors of the corporation has duly adopted this Restated Certificate of Incorporation in accordance with Section 245 of the DGCL and without a vote of the corporation's stockholders. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation, and no discrepancy exists between those provisions and the provisions hereof.

                  3. The Certificate of Incorporation is hereby restated to read in its entirety as follows:

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         OCEANEERING INTERNATIONAL, INC.

                                     * * * *

         FIRST. The name of the corporation is OCEANEERING INTERNATIONAL, INC.

         SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD. The nature of the business or purposes to be conducted or promoted is:

         To engage in the business of commercial deep-sea diving and developing, marketing, leasing, selling and supplying deep-sea diving equipment and services.

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.

         To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

         To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

         To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

         To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease, or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property, or any interest therein, wherever situated, and to sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, all or any of the corporation's property and assets, or any interest therein, wherever situated.

         In general, to possess and exercise all the powers and privileges granted by the General Corporation Law of Delaware or by any other law of Delaware or by this certificate of incorporation together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the corporation.

         The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

         FOURTH. The total number of shares of stock which the Corporation shall have authority to issue is Ninety-Three Million (93,000,000), consisting of Ninety Million (90,000,000) shares of Common Stock of the par value of Twenty-Five Cents ($.25) per share and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share.

         The designations, powers, preferences and rights, and the qualifications, limitations and restrictions of each class of capital stock of the Corporation are as follows:

                  (a) COMMON STOCK

                  1. Voting Rights of Common Stock. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock on each matter submitted to a vote of the stockholders of the Corporation.

                  2. Dividends on Common Stock. The holders of Common Stock shall be entitled to receive dividends on shares of Common Stock when, if and as declared by the board of directors of the Corporation.

                  3. Distribution on Common Stock in the Event of Dissolution, Liquidation or Winding Up. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts, if any, to which the holders of all classes of Preferred Stock may be entitled, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

                  (b) PREFERRED STOCK

                  1. Authority of the board of directors to Issue Preferred Stock. The board of directors may by resolution from time to time classify or reclassify and issue in one or more series any unissued shares of Preferred Stock, and may fix or alter in any one or more respects, from time to time before issuance of such shares, the number and designation of any series or classification, liquidation and dividend rights, conversion rights, and any other rights, restrictions and qualifications of and the terms of any purchase, retirement or sinking fund which may be provided for such shares of Preferred Stock.

                  2. Filing Requirements. Before any such Preferred Stock is issued, the board of directors shall cause to be filed with the Secretary of State, State of Delaware, a certificate setting forth a copy of the resolutions of the board of directors of the Corporation containing a description of any such class or series of Preferred Stock and the terms of issuance thereof duly executed, acknowledged and filed in accordance with Section 103 of the Delaware Corporation Law.

                  In accordance with the provisions of this Article FOURTH, the board of directors of the corporation has designated shares of Preferred Stock with the voting powers, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions thereof as set forth in Exhibit A hereto, which is hereby incorporated by reference herein.

         FIFTH. The name and mailing address of each incorporator is as follows:

                NAME                      MAILING ADDRESS
                ----                      ---------------

           B. J. Consono                  100 West Tenth Street
                                          Wilmington, Delaware

           J. L. Rivera                   100 West Tenth Street
                                          Wilmington, Delaware

           F. J. Obara, Jr.               100 West Tenth Street
                                          Wilmington, Delaware

         SIXTH. The corporation is to have perpetual existence.

         SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

         To make, alter or repeal the by-laws of the corporation.

         To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

         To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

         By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.

         When and as authorized by the affirmative vote of the holders of the percentage as required by law or by the certificate of incorporation of the corporation of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of the required percentage of the voting stock issued and outstanding to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

         EIGHTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

         NINTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

         TENTH. The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute or by this certificate of incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

         Whenever the vote of stockholders at a meeting thereof is required or permitted by law to be taken for or in connection with any corporate action, such corporate action may be taken upon the written consent of the holders of a majority of the stock which would have been entitled to vote upon such action if a meeting were held.

         ELEVENTH. The affirmative vote of the holders of not less than 80 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) of the corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) of the corporation with any "Related Person" (as hereinafter defined); provided, however, that the 80 percent voting requirement shall not be applicable if:

                  (1) The "Continuing Directors" of the corporation (as hereinafter defined) by a two-thirds vote, (a) have determined that the 80% percent voting requirement of this provision shall not be applicable, or (b) have approved the Business Combination;

                  (2) The Business Combination is solely between the corporation and another corporation, one hundred percent of the Voting Stock (except for directors' qualifying shares) of which is owned directly or indirectly by the corporation; or

                  (3) The Business Combination is a merger or consolidation and the cash or fair market value of each of the property, securities or other consideration to be received per share (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) by holders of common stock of the corporation in the Business Combination is not less than the highest per share price (including brokerage commissions, soliciting dealers' fees, dealer-management compensation, and other expenses, including, but not limited to, costs of newspaper advertisements, printing expenses and attorneys' fees), paid by the Related Person in acquiring any of its holdings of the corporation's common stock.

For the purposes of this Article ELEVENTH:

                  (i) The term "Business Combination" shall mean (a) any merger or consolidation of the corporation or a subsidiary with or into a Related Person, (b) any sale, lease, exchange, transfer or other disposition, including without limitation the creation of a mortgage or any other security device of all or any "Substantial Part" (as hereinafter defined) of assets either of the corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (c) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (d) any sale, lease, exchange, transfer, or other disposition of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (e) the issuance of any securities of the corporation or a subsidiary of the corporation to a Related Person, (f) any recapitalization that would have the effect of increasing the voting power of a Related Person, (g) the acquisition by the corporation or a subsidiary of the corporation of any securities of a Related Person, (h) the adoption of any plan or proposal for the liquidation or dissolution of this corporation if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, any person shall be a Related Person and (i) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

                  (ii) The term "Related Person" shall mean and include any individual, corporation, partnership or other person including the definition of a person as contained in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or entity (collectively, a "Person") which together with its "Affiliates" and "Associates" (as defined at Rule 12b-2 under the Exchange Act), "Beneficially Owns" (as defined at Rule 13d-3 under the Exchange Act) in the aggregate 20 percent or more of the outstanding Voting Stock of the corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity.

                  (iii) The term "Substantial Part" shall mean more than 30 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

                  (iv) Without limitation, any shares of common stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

                  (v) For the purposes of subparagraph (3) of this Article ELEVENTH, the term "other consideration to be received" shall include, without limitation, common stock of the corporation retained by its existing public stockholders in the event of a Business Combination in which the corporation is the surviving corporation.

                  (vi) The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

                  (vii) With respect to any proposed Business Combination, the term "Continuing Director" shall mean (i) any director who was a member of the Board of Directors of the corporation on January 21, 1983, or
         (ii) any director who was a member of the Board of Directors of the corporation immediately prior to the date, if such date is after January 21, 1983, that any Related Person involved in the proposed Business Combination became a Related Person (or, if the transaction involves more than one Related Person, immediately prior to the date, if such date is after January 21, 1983, the first of such Persons to become a Related Person became a Related Person).

         The provisions set forth in this Article ELEVENTH (including the provisions set forth in this paragraph) may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the corporation.

         TWELFTH. The Board of Directors (exclusive of Directors to be elected by the holders of any one or more series of Preferred Stock voting separately as a class or classes) shall be divided into three classes, Class I, Class II, and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that each initial director in Class I shall hold office until the annual meeting of stockholders in 1984; each initial director in Class II shall hold office until the annual meeting of stockholders in 1985; and each initial director in Class III shall hold office until the annual meeting of stockholders in 1986.

         The Directors whose names and mailing addresses are shown below are hereby designated initial members of the classes indicated, to serve as Directors in such classes until the appropriate annual meeting of stockholders, as indicated in the paragraph immediately preceding or until their successors are elected and qualified:

                                     CLASS I

               NAME:                                            ADDRESS:
               ----                                             -------
Edward A. Wardwell............................ 10575 Katy Freeway, Suite 400
                                               Houston, Texas 77024

D. Michael Hughes............................. P.O. Box 530
                                               Ingram, Texas  78025

E.C. Broun, Jr................................ 6500 Texas Commerce Tower
                                               Houston, Texas  77002
                                    CLASS II

Bruce C. Gilman............................... 10575 Katy Freeway, Suite 400
                                               Houston, Texas  77024

Charles B. Evans.............................. 16854 Little Tujunga Canyon Road
                                               San Fernando, California 91342

Robert H. Etnyre.............................. 12223 Kimberley
                                               Houston, Texas  77024
                                    CLASS III

J. Wesley Rogers.............................. 10575 Katy Freeway, Suite 400
                                               Houston, Texas  77024

David S. Hooker............................... 29 Smith Terrace
                                               London SW3 England

Stephen E. Halprin............................ 3000 Sand Hill Road
                                               Menlo Park, California  94025

         Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may, except as otherwise required by law, be filled only by the Board of Directors, acting by a majority of the Directors then in office, although less than a quorum, and any Directors so chosen shall hold office until the next election of the class for which such Directors shall have been chosen and until their successors shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director and Directors may be removed only for cause. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more Directors of the Company, the terms of the Director or Directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

         The provisions set forth in the Article TWELFTH (including the provisions set forth in this paragraph) may not be repealed or amended in any respect, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of the Company's common stock.

         THIRTEENTH. No director of the corporation shall be personally liable to the corporation or any of its stockholders for monetary damages resulting from a breach of fiduciary duty involving any act or omission of any such director occurring on or after August 15, 1986; provided, however, that the foregoing provision shall not eliminate or limit the liability of any director
(i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, section 174 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

         IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be executed this 18th day of August, 2000.

                                         OCEANEERING INTERNATIONAL, INC.


                                         By: /s/ JOHN R. HUFF
                                            --------------------------
                                             John R. Huff
                                             Chairman of the Board and
                                             Chief Executive Officer

                                                                       EXHIBIT A

                           CERTIFICATE OF DESIGNATIONS

                                       of

                  SERIES B JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                         OCEANEERING INTERNATIONAL, INC.

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware

                  We, John R. Huff, President and Chief Executive Officer, and George R. Haubenreich, Jr., Secretary, of Oceaneering International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

                  That pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, as amended, of the said Corporation, the said Board of Directors on November 20, 1992, adopted the following resolution creating a series of 900,000 shares of Preferred Stock designated as "Series B Junior Participating Preferred Stock":

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

                  1. Designation and Amount. There shall be a series of Preferred Stock that shall be designated as "Series B Junior Participating Preferred Stock," and the number of shares constituting such series shall be 900,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to less than the number of shares then issued and outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

                  2. Dividends and Distributions.

                  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock, in preference to the holders of shares of any class or series of stock of the Corporation ranking junior to the Series B Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the 15th day of October, January, April and July in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, the Adjustment Number (as defined below) times the aggregate per share amount of all cash dividends, and the Adjustment Number times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $.25 per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. The "Adjustment Number" shall initially be 100. In the event the Corporation shall at any time after November 20, 1992 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph
(A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  3. Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

                  (A) Each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to a number of votes equal to the Adjustment Number on all matters submitted to a vote of the stockholders of the Corporation.

                  (B) Except as otherwise provided herein or by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                  (C)(i) If at any time dividends on any Series B Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a "default period") that shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series B Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series B Junior Participating Preferred Stock) upon which these or like voting rights have been conferred and are exercisable (the "Voting Preferred Stock") with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two Directors.

                  (ii) During any default period, such voting right of the holders of Series B Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this
Section 3(C) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Voting Preferred Stock, if any, to increase, in certain cases, the authorized number of Directors shall be exercised unless the holders of ten percent in number of shares of Voting Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Voting Preferred Stock of such voting right. At any meeting at which the holders of Voting Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect Directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two Directors or, if such right is exercised at an annual meeting, to elect two Directors. If the number that may be so elected at any special meeting does not amount to the required number, the holders of the Voting Preferred Stock shall have the right to make such increase in the number of Directors as shall be necessary to permit the election by them of the required number. After the holders of the Voting

Preferred Stock shall have exercised their right to elect Directors in any default period and during the continuance of such period, the number of Directors shall not be increased or decreased except by vote of the holders of Voting Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series B Junior Participating Preferred Stock.

                  (iii) Unless the holders of Voting Preferred Stock shall, during an existing default period, have previously exercised their right to elect Directors, the Board of Directors may order, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding, irrespective of series, may request, the calling of a special meeting of the holders of Voting Preferred Stock, which meeting shall thereupon be called by the Chairman of the Board, the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Voting Preferred Stock are entitled to vote pursuant to this paragraph (C)(iii) shall be given to each holder of record of Voting Preferred Stock by mailing a copy of such notice to him at his last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or, in default of the calling of such meeting within 60 days after such order or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Voting Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (C)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

                  (iv) In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of Directors until the holders of Voting Preferred Stock shall have exercised their right to elect two Directors voting as a class, after the exercise of which right (x) the Directors so elected by the holders of Voting Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (C)(ii) of this Section 3) be filled by vote of a majority of the remaining Directors theretofore elected by the holders of the class of stock which elected the Director whose office shall have become vacant. References in this paragraph (C) to Directors elected by the holders of a particular class of stock shall include Directors elected by such Directors to fill vacancies as provided in clause (y) of the foregoing sentence.

                  (v) Immediately upon the expiration of a default period, (x) the right of the holders of Voting Preferred Stock as a class to elect Directors shall cease, (y) the term of any Directors elected by the holders of Voting Preferred Stock as a class shall terminate and (z) the number of Directors shall be such number as may be provided for in the Certificate of Incorporation or By-Laws irrespective of any increase made pursuant to the provisions of paragraph (C)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or By-Laws). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining Directors.

                  (D) Except as set forth herein, holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

                  4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                           (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

                           (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, except dividends paid ratably on the Series B Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock; or

                           (iv) redeem or purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  5. Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

                  6. Liquidation, Dissolution or Winding Up. (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series B Liquidation Preference"). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) the Adjustment Number. Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                  (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, that rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                  7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to the Adjustment Number times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

                  8. Redemption. (A) The Corporation, at its option, may redeem shares of the Series B Junior Participating Preferred Stock in whole at any time and in part from time to time, at a redemption price equal to the Adjustment Number times the current per share market price (as such term is hereinafter defined) of the Common Stock on the date of the mailing of the notice of redemption, together with unpaid accumulated dividends to the date of such redemption. The

"current per share market price" on any date shall be deemed to be the average of the closing price per share of such Common Stock for the ten consecutive Trading Days (as such term is hereinafter defined) immediately prior to such date; provided, however, that in the event that the current per share market price of the Common Stock is determined during a period following the announcement of (A) a dividend or distribution on the Common Stock other than a regular quarterly cash dividend or (B) any subdivision, combination or reclassification of such Common Stock and the ex-dividend date for such dividend or distribution, or the record date for such subdivision, combination or reclassification, shall not have occurred prior to the commencement of such ten Trading Day period, then, and in each such case, the current per share market price shall be properly adjusted to take into account ex-dividend trading. The closing price for each day shall be the last sales price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange, or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange, as reported in the principal transaction reporting system with respect to securities listed on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sales price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other self-regulatory organization or registered securities information processor (as such terms are used under the Securities Exchange Act of 1934, as amended) that then reports information concerning the Common Stock or, if on any such date the Common Stock is not quoted by any such entity, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Board of Directors of the Corporation. If on any such date no such market maker is making a market in the Common Stock, the fair value of the Common Stock on such date as determined in good faith by the Board of Directors of the Corporation shall be used. The term "Trading Day" shall mean a day on which the principal national securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions in the State of New York are not authorized or obligated by law or executive order to close.

                  (B) In the event that fewer than all the outstanding shares of the Series B Junior Participating Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method that may be determined by the Board of Directors in its sole discretion to be equitable.

                  (C) Notice of any such redemption shall be given by mailing to the holders of the shares of Series B Junior Participating Preferred Stock to be redeemed a notice of such redemption, first class postage prepaid, not later than the fifteenth day and not earlier than the sixtieth day before the date fixed for redemption, at their last address as the same shall appear upon the books of the Corporation. Each such notice shall state: (i) the redemption date;
(ii) the number of shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the close of business on such redemption date. Any notice that is mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the stockholder received such notice, and failure duly to give such notice by mail, or any defect in such notice, to any holder of Series B Junior Participating Preferred Stock shall not affect the validity of the proceedings for the redemption of any other shares of Series B Junior Participating Preferred Stock that are to be redeemed. On or after the date fixed for redemption as stated in such notice, each holder of the shares called for redemption shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the redemption price. If fewer than all the shares represented by any such surrendered certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                  (D) The shares of Series B Junior Participating Preferred Stock shall not be subject to the operation of any purchase, retirement or sinking fund.

                  9. Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

                  10. Amendment. At any time that any shares of Series B Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation, as amended, of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series B Junior Participating Preferred Stock, voting separately as a class.

                  11. Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share that shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.